UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2015 (August 31, 2015)

OPTIMUMBANK HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Florida	000-50755	55-0865043
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2477 East Commercial Boulevard, Fort Lauderdale, FL 33308

(Address of Principal Executive Offices) (Zip Code)

(954) 900-2800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously reported, the Company has issued a $5,155,000 junior subordinated debenture (the “Debenture”) to an unconsolidated subsidiary. The Debenture has a term of thirty years. The terms of the Debenture allow the Company to defer payments of interest on the Debenture by extending the interest payment period at any time during the term of the Debenture for up to twenty consecutive quarterly periods.

The Company exercised its right to defer the payment of interest on the Debenture through June 30, 2015, which was the end of the deferral period. Interest payments deferred as of June 30, 2015 totaled $872,000. The Company did not make the payment of interest due on June 30, 2015. As a result, the Company is in technical default under the Debenture, and the holder of the Debenture has the right to accelerate the outstanding principal balance of $5,155,000, plus all accrued interest. As of September 18, 2015, the holder of the Debenture had not accelerated the debt.

Moishe Gubin, a director of the Company, is seeking to purchase the Debenture and, if successful, has agreed to provide the Company with an extension of its obligations under the Debenture.

In October 2014, Mr. Gubin made an offer to purchase the Debenture from the trust that holds the Debenture (the “Trust”). In December 2014, the trustee of the Trust commenced an interpleader action in the United States District Court for the Southern District of New York (the “Debenture Litigation”), in which it requested judicial guidance with respect to whether it was authorized to sell the Debenture to Mr. Gubin.

On August 31, 2015, the court held that the Trustee could not sell the Debenture to Mr. Gubin because certain conditions and requirements set forth in the indenture for the Trust had not been fulfilled.

Mr. Gubin intends to continue his efforts to acquire the Debenture. If his efforts are successful, and the sale is completed, then Mr. Gubin would agree to provide the Company with an extension of its obligations under the Debenture on terms to be negotiated by the Company and Mr. Gubin.

Due to the litigation involving the Debenture, and based on the advice of legal counsel, it is not possible for the Company to determine whether or when the purchase will be consummated. Therefore, the Company is continuing to pursue other mechanisms for paying the accrued interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 21, 2015	By:	/s/ Moishe Gubin
Moishe Gubin
Director